UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING





(Check One):   Form 10-K   Form 20-F    Form 11-K   [X] Form 10-QSB   Form N-SAR

For Period Ended: March 31, 2004
[   ]    Transition Report on Form 10-K
[   ]    Transition Report on Form 20-F
[   ]    Transition Report on Form 11-K
[   ]    Transition Report on Form 10-Q
[   ]    Transition Report on Form N-SAR

For the Transition Period Ended:
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Read  Instruction (on back page) Before  Preparing  Form.  Please Print or Type.
   Nothing in this form shall be construed to imply that the Commissions has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
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Full Name of Registrant:
Monaco Group Inc.
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Former Name if Applicable:

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Address of Principal Executive Office (Street and Number)
20A Voyager Court South
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City, State and Zip Code
Etobicoke, Ontario, Canada M9W 5M7
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PART II - Rules 12b-25(b) AND (c)
---------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)



X     (a) The reasons  described  in  reasonable  detail in  Part  III of  this form could not be eliminated without unreasonable  effort or expense;





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X     (b) The  subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE
--------------------

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

The Registrant hereby represents that it is unable to file its Quarterly Report on Form 10-QSB for the period ended March 31, 2004 without unreasonable effort or expense because management has been required to spend significant time to oversee the Registrant's current operation, and therefore has been unable to timely compile the information necessary to complete the Quarterly Report. The Registrant further represents that the Form 10-QSB will be filed by no later than the 5th day following the date on which the Form 10-QSB was due.

PART IV - OTHER INFORMATION
---------------------------

(1) Name and telephone number of person to contact in regard to this notification.

          Thomas E. Stepp, Jr.           (949)                660-9700
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          (Name)                         (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

          Yes
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(3)       Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                Monaco Group Inc.
                                -----------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned, hereunto duly authorized.


         By:      /s/ Peter Nelipa                            May 17, 2004
                  --------------------------
                  Peter Nelipa, President

INSTRUCTION: The form may be signed by an executive office of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                   ATTENTION:

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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